Exhibit (h.11)
Amendment No. 2 to Transfer Agency Interactive Client Services Agreement, dated December 2, 2010

Amendment No. 2 to Transfer Agent Interactive Client Services Agreement
This Amendment No. 2 (this “Amendment”) dated December 2, 2010, to the Transfer Agent Interactive Client Services Agreement (the “Agreement”), dated August 13, 2008 between Heartland Group, Inc.  (the “Fund”) and ALPS Fund Services , Inc. (“ALPS”).
WHEREAS, ALPS and the Fund wish to amend the Agreement to include remote telephone extension services (“Remote Extensions”) provided by ALPS to the Fund.
NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:
1.	Section 2(a) of the Agreement is herby deleted in its entirety and replaced with the following:
a)
The Fund hereby appoints ALPS to provide the services set forth in Appendix B, Appendix C, Appendix F, Appendix G, and Appendix H attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agree to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.	The Agreement is hereby amended to ad Appendix D-2 (Remote Extensions Fee Schedule).
3.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:
a)
ALPS Compensation: Expenses. In consideration of the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees and reasonable out-of-pocket expenses and advances listed in Appendix D, Appendix D-1, and Appendix D-2 hereto. In addition, any other expenses incurred by ALPS at the request or with the consent of the Fund will be reimbursed by the Fund. Such fees and out-of-pocket expenses and advances identified in Appendix D, Appendix D-1, and Appendix D-2 below may be changed from time to time by ALPS on thirty (30) days written notice to be Fund. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.

4.	The Agreement is hereby amended to add Appendix H (Remote Extensions Service).
5.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

HEARTLAND GROUP, INC.		ALPS FUND SERVICES, INC.

By:	/s/ Paul T. Beste	By:	/s/ Jeremy O. May
Paul T. Beste		Jeremy O. May
Vice President and Secretary		President

APPENDIX D-2
REMOTE TELEPHONE EXTENSIONS FEE SCHEDULE
Implementation Fee: $6, 000.00
•	Firewall hardware/software configuration and testing at main and remote location
•	Extension and hunt group configuration and testing
•	Coordinated testing
•	Report Modifications/Additions

Monthly Maintenance: $60.00
•	3 Mitel IP Phones and associated software licenses
•	Monitoring and required maintenance
•	Hardware replacement/repair
•	Tech Support for troubleshooting or training

Post Implementation Changes:
After initial setup and live date any changes to call routing or addition of extensions will be billed on a time and materials basis at then current billable rates.

APPENDIX H
REMOTE EXTENSIONS SERVICE
Service Delivery
ALPS will provide the hardware, software and programming services necessary to connect Heartland personnel, on behalf of the Fund, to the ALPS phone system. The extensions will serve as call transfer locations for calls originating from the ALPS call center designated to answer calls from Heartland Funds shareholders. All calls transferred via the Remote Extensions Service will be included in call reporting statistics and will be recorded as if the calls were being handled by ALPS shareholder services representatives.

Availability & Support
Access will be granted on a continuous basis. Notification of planned or unplanned events that may affect the Remote Extensions Service will be provided via email, as appropriate, to a specifically designated contact which includes a telephone number and email address. Technical Support will be available during hours of 7:00 a.m. to 6:00 p.m. Mountain Time. Technical support includes any issues, within ALPS’ control, that limit or prohibit the ability of Heartland Adviser’s personnel, on behalf of the Fund, to successfully receive telephone calls or otherwise operate as a member of the designated phone queue.

Any questions relating to call activity reports, call recording, methods for answering calls or other shareholder servicing issue should be directed to ALPS’ Transfer Agency department.

Limitations
Access to the ALPS phone system will be granted across the internet using a virtual private network (VPN). The Fund acknowledges that this technology has associated limitations with regard to call quality that are beyond ALPS’ control. ALPS’ responsibility will be limited to providing an internet-facing address from which Client can connect using ALPS-provided software and/or hardware. All ALPS-provided software and/or hardware will be covered by warranty, but it is the responsibility of Heartland personnel to avoid damage to hardware and software and to comply with all applicable software or technology licensing requirements. The Remote Extensions Services is provided for shareholder call transfer purposes only. Heartland personnel will not be allowed to make outgoing calls or otherwise use this service for any purposed other than the purposes designated herein.